Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2015 FOURTH QUARTER RESULTS
Fourth Quarter Adjusted Earnings Increase 9 Percent to $0.83 Per Diluted Share
Full-Year Organic Revenue Growth Reaches 5.6 Percent
Full-Year Adjusted Earnings Grow 13 Percent to Record $3.28 Per Diluted Share
G&K Introduces New Financial Goals

MINNEAPOLIS, MN, August 13, 2015 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the fourth quarter of its fiscal year 2015, which ended on June 27, 2015. Fourth quarter revenue grew 3.0 percent to $236.6 million, up from $229.7 million in last year’s fourth quarter. Adjusted earnings increased 9 percent to $0.83 per diluted share, compared to $0.76 per diluted share in the prior year period. Adjusted earnings excluded a $0.12 per share charge due to an increase in the company’s environmental reserves in the current quarter and a $0.02 per share benefit from a change in merchandise amortization lives in the prior year quarter. Including these items, the company reported earnings of $0.71 per diluted share in the current quarter and $0.78 per diluted share in the prior year quarter (see reconciliation table for details).

For the full fiscal year revenue was $937.6 million, a 4.1 percent increase from the prior year. Full year adjusted earnings grew to a company record $3.28 per diluted share. Full year adjusted results excluded net charges of $0.33 per share. Including these charges, full year earnings were $2.95 per diluted share (see reconciliation table).

“Our team delivered another terrific set of results in fiscal 2015, continuing our record of consistent, strong financial performance,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “During the year we improved organic revenue growth and significantly expanded operating margins, leading to our third consecutive year of record earnings per share. As we enter fiscal 2016, I’m as confident as ever in our Game Plan and our team’s ability to deliver.”

Income Statement Review
The fourth quarter organic growth rate, which adjusts for the impact of currency exchange, acquisitions and divestitures, was 5.0 percent. Full year organic revenue growth was 5.6 percent. This strong organic growth was partially offset by the negative impact of a lower exchange rate for the Canadian dollar, which reduced total revenue growth by 2.0 percent in the fourth quarter and 1.5 percent for the full year.

Adjusted operating margin expanded to 11.9 percent, a 60 basis point increase compared to last year’s fourth quarter. The higher adjusted operating margin was primarily driven by lower energy costs, operating leverage from revenue growth, and productivity gains in rental operations, partially offset by increased rental merchandise expense and higher health insurance costs. Adjusted operating margin excluded the previously mentioned charges related to environmental reserves in the current quarter and the prior year benefit from the change in estimated merchandise amortization lives. Including these items, operating margin was 10.2 percent in the current quarter and 11.7 percent in the prior year period (see reconciliation table). For the full year, adjusted operating margin improved to 11.9 percent, compared to 11.1 percent in fiscal 2014.

The increase to the company’s environmental reserves was primarily due to additional costs the company expects to incur for environmental remediation at four locations. At three of these sites G&K determined that the party that was contractually obligated to conduct the remediation would no longer be able to meet its obligations because of its financial condition.

Interest expense in the quarter increased slightly to $1.7 million, compared to $1.6 million in the prior-year quarter. The effective tax rate was 37.1 percent, compared to 37.5 percent in the fourth quarter last year and the diluted share count was 20.1 million, unchanged from last year’s fourth quarter.

Balance Sheet and Cash Flow
The company ended the fiscal year with total debt, net of cash, of $227.5 million and a ratio of debt to total capital of 38.2 percent. On a three month annualized basis, return on invested capital (ROIC) increased 50 basis points to 11.1 percent, compared to 10.6 percent in the fourth quarter last year.

Cash provided by operating activities for the fiscal year increased to $94.2 million, compared to $74.6 million in the prior year, primarily due to higher net income and improved working capital management. These improvements in operating cash flow were partially offset by a settlement payment the company made to a multi-employer pension plan during the fourth quarter. Capital expenditures during the fiscal year were $55.8 million, compared to $32.8 million in the prior year, as the company increased investments in capacity expansion and information technology.

During the fiscal year G&K returned $42.1 million of cash to shareholders through dividend payments and share repurchases. In a separate press release issued this morning, the company announced a 19 percent increase in its regular quarterly dividend, to $0.37 per share. The company also announced an increase to its share repurchase authorization.

Outlook
The company expects to drive continued performance gains in fiscal year 2016, with revenue in the range of $975 million to $1 billion and diluted earnings per share between $3.50 and $3.70. This guidance for fiscal 2016 includes one extra week of operations compared to fiscal 2015 due to the timing of our fiscal calendar. This extra week of operations is expected to add approximately 2 percent to both revenue and earnings. In addition, this guidance assumes a continued negative impact from foreign currency exchange, which is expected to reduce both revenue and earnings by 1.5 to 2.0 percent compared to fiscal 2015.

New Financial Goals
Mr. Milroy continued, “Over the past two years, we’ve made terrific progress on our 12+ Plan, which again demonstrates the strength of our team and our business model. Even with this success, we see significant opportunities to further improve our financial performance. So we’re introducing a new set of financial goals, our 15/5 Goals, to better frame our vision for G&K.

“With the 15/5 Goals, our primary focus remains improving profitability and returns, setting the goal to achieve 15 percent operating margin and 15 percent ROIC. We’ve also set a goal of 5 percent or greater average revenue growth, consistent with the shift to growth we began two years ago. Achieving these goals will continue to generate strong returns for our shareholders.”

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at investors.gkservices.com. A replay of the call will be available on the company’s website through September 11, 2015.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 7,800 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

All results reported in the tables below are only from our continuing operations

	Three Months Ended				Three Months Ended
	June 27, 2015				June 28, 2014
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$236,577	$24,139	$14,120	$0.71	$229,681	$26,776	$15,721	$0.78
Add: Environmental Reserves (3)	—	3,904	2,446	0.12	—	—	—	—
Less: Change in merchandise amortization lives (2)	—	—	—	—	—	(790)	(499)	(0.02)
As Adjusted	$236,577	$28,043	$16,566	$0.83	$229,681	$25,986	$15,222	$0.76

	Twelve Months Ended				Twelve Months Ended
	June 27, 2015				June 28, 2014
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	937,642	101,214	$59,870	$2.95	$900,869	$96,115	$56,065	$2.78
Add: Impact of pension withdrawal and associated expenses (1)	—	6,500	4,069	0.21	—	9,854	6,151	0.31
Add: Environmental Reserves (3)	—	3,904	2,446	0.12	—	—	—	—
Less: Change in merchandise amortization lives (2)	—	—	—	—	—	(6,136)	(3,867)	(0.19)
As Adjusted	$937,642	$111,618	$66,385	$3.28	$900,869	$99,833	$58,349	$2.90

(1) In the first quarter of 2014, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund, by $1,687. In the third quarter of fiscal 2014, we recorded $8,167 of expense related to the withdrawal from several other MEPPs. In the third quarter of fiscal 2015, we increased our estimated liability associated with the withdrawal from certain MEPPs, by $6,500.

(2) In the fourth quarter of fiscal 2013, we modified the estimated useful lives of certain merchandise in service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental and direct sale line item. The pretax benefit was $2,273 in the first quarter of fiscal 2014, $1,803 in the second quarter of fiscal 2014, $1,270 in the third quarter of fiscal 2014, and $790 in the fourth quarter of fiscal 2014.

'(3) In the fourth quarter of fiscal 2015, we increased our estimated reserves for environmental related items by $3,904.
These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as adjusted net operating income from continuing operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 38.5 percent.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending June 27, 2015 and June 28, 2014.

	For the Three Months Ended
	June 27,	June 28,
(U.S. Dollars, in thousands)	2015	2014
Numerator:
Income from continuing operations as reported	24,139	$26,776
Add: Environmental Reserves	3,904	—
Less: Change in merchandise amortization lives	—	(790)
Adjusted income from continuing operations	28,043	25,986
Income taxes at 38.5 percent	10,797	10,005
Adjusted income after tax from continuing operations	17,246	15,981
Annualized adjusted income after tax from continuing operations	$68,984	$63,924

Denominator:
Current maturities of long-term debt	$169	792
Long-term debt	243,600	266,230
Total stockholders' equity	394,350	374,044
Less: cash and cash equivalents	(16,235)	(37,118)
Total capital	$621,884	$603,948

Return on invested capital	11.1%	10.6%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Three Months Ended		For the Twelve Months Ended
(U.S. Dollars, in thousands, except per share data)	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014

Rental and direct sale revenue	$236,577	$229,681	$937,642	$900,869

OPERATING EXPENSES
Cost of rental and direct sale revenue	158,117	151,845	621,135	594,954
Pension withdrawal and associated expenses	—	—	6,500	9,854
Selling and administrative	54,321	51,060	208,793	199,946
Total operating expenses	212,438	202,905	836,428	804,754

INCOME FROM CONTINUING OPERATIONS	24,139	26,776	101,214	96,115
Interest expense	1,675	1,613	7,138	6,320
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	22,464	25,163	94,076	89,795
Provision for income taxes	8,344	9,442	34,206	33,730
NET INCOME FROM CONTINUING OPERATIONS	14,120	15,721	59,870	56,065
Net loss from discontinued operations	—	—	—	(8,393)
NET INCOME	$14,120	$15,721	$59,870	$47,672

EARNINGS (LOSS) PER COMMON SHARE
BASIC
From continuing operations	$0.72	$0.80	$3.01	$2.83
From discontinued operations	—	—	—	(0.43)
BASIC EARNINGS PER COMMON SHARE	$0.72	$0.80	$3.01	$2.41
DILUTED
From continuing operations	$0.71	$0.78	$2.95	$2.78
From discontinued operations	—	—	—	(0.42)
DILUTED EARNINGS PER COMMON SHARE	$0.71	$0.78	$2.95	$2.36

Earnings available to common stockholders:
Net income from continuing operations	$14,120	$15,721	$59,870	$56,065
Less: Income allocable to participating securities	59	(50)	(713)	(610)
Net income from continuing operations available to common stockholders	$14,179	$15,671	$59,157	$55,455

Weighted average number of shares outstanding, basic	19,746	19,638	19,676	19,568
Weighted average number of shares outstanding, diluted	20,077	19,994	20,047	19,941

Dividends Declared per Share	$0.31	$6.27	$1.24	$7.08

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Unaudited)
(U.S. Dollars, in thousands)	June 27, 2015	June 28, 2014
ASSETS
Current Assets
Cash and cash equivalents	$16,235	$37,118
Accounts receivable, net	100,402	100,193
Inventory	36,258	38,423
Merchandise in service	133,942	124,111
Other current assets	30,383	27,250
Total current assets	317,220	327,095

Property, plant and equipment, net	222,056	201,382
Goodwill	325,183	333,214
Other assets	64,406	61,828
Total assets	$928,865	$923,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$51,616	$44,600
Accrued expenses and other current liabilities	71,739	72,640
Deferred income taxes	31,097	26,306
Current maturities of long-term debt	169	792
Total current liabilities	154,621	144,338

Long-Term debt, net of current maturities	243,600	266,230
Deferred income taxes	28,851	17,214
Other noncurrent liabilities	107,443	121,693
Stockholders' Equity	394,350	374,044
Total liabilities and stockholders' equity	$928,865	$923,519

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Twelve Months Ended
	June 27,	June 28,
(U.S. Dollars, in thousands)	2015	2014
Operating Activities:
Net income	$59,870	$47,672
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	32,298	30,877
Loss on sale of businesses	—	12,837
Pension withdrawal and associated expenses	6,500	9,854
Deferred income taxes	18,638	21,972
Share-based compensation	6,219	6,318
Changes in operating items, exclusive of acquisitions and divestitures-
Accounts receivable	(2,908)	(14,538)
Inventory and merchandise in service	(9,429)	(12,157)
Accounts payable	7,201	935
Other current assets and liabilities	(3,352)	(25,273)
Multi-employer pension plan settlement payment	(24,799)	—
Other	3,997	(3,861)
Net cash provided by operating activities	94,235	74,636
Investing Activities:
Capital expenditures	(55,838)	(32,776)
Divestiture of businesses	—	6,641
Net cash used for investing activities	(55,838)	(26,135)
Financing Activities:
Repayments of long-term debt	(843)	(18)
Proceeds from revolving credit facilities, net	(22,362)	91,000
Cash dividends paid	(24,544)	(140,886)
Proceeds from net issuance of common stock under stock option plans	6,283	8,748
Repurchase of common stock	(17,597)	(11,672)
Shares associated with tax withholdings under our equity incentive plans	(2,076)	(1,435)
Excess tax benefits from shared-based compensation	5,205	4,578
Net cash used for financing activities	(55,934)	(49,685)
Effect of Exchange Rates on Cash	(3,346)	(288)
Decrease in Cash and Cash Equivalents	(20,883)	(1,472)

Cash and Cash Equivalents:
Beginning of period	37,118	38,590
End of period	$16,235	$37,118

Supplemental Cash Flow Information:
Cash paid for-	6,647	5,645
Interest	11,539	20,945
Income taxes
Supplemental Non-cash Investing Information:
Capital expenditures included amounts in accounts payable	3,662	3,378
CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952.912.5773
Director, Investor Relations
Jeff.Huebschen@gkservices.com